EXHIBIT 3.1

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 12:14 PM 07/16/2001

010343748 - 2676673

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NETERGY NETWORKS, INC.

Netergy Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That, at the meeting of the Board of Directors of said corporation on April 17, 2001, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing its officers to submit said amendment to the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

WHEREAS, it is deemed to be advisable and in the best interest of the Corporation and its stockholders that the Corporation's Amended and Restated Certificate of Incorporation be amended to change the name of the Corporation to 8x8, Inc.

NOW, THEREFORE, BE IT RESOLVED, that Article I of the Corporation's Amended and Restated Certificate of Incorporation be amended to read as follows:

"I. The name of this corporation is 8x8, Inc. (the "Corporation")."

RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to submit the foregoing amendment to the stockholders of the Corporation for consideration thereof; and

RESOLVED FURTHER, that, following approval of the foregoing amendment by the stockholders of the Corporation, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to prepare or cause to be prepared and to execute a Certificate of Amendment of the Corporation's Amended and Restated Certificate of Incorporation, to file or cause to be filed said Certificate of Amendment with the Delaware Secretary of State, and to execute such other documents and take such other actions as such officer or officers shall deem necessary, appropriate or advisable in order to carry out the intent and purposes of the foregoing resolutions.

SECOND: That, thereafter, by written consent of the holders of more than 50% of the issued and outstanding shares of Common Stock and Special Voting Stock, voting together as a single class, of said corporation, the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, NETERGY NETWORKS, INC. has caused this certificate to be signed by David M. Stoll, its Chief Financial Officer, Vice President, Finance and Secretary this Seventeenth day of July, 2001.

Netergy Networks, Inc.

By: \s\ David M. Stoll
David M. Stoll Chief Financial Officer, Vice President, Finance and Secretary

STATE OF DELAWARE

OFFICE OF THE SECRETARY OF STATE

--------------------------------

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "NETERGY NETWORKS, INC.", CHANGING ITS NAME FROM "NETERGY NETWORKS, INC." TO "8X8, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF JULY, A.D. 2001, AT 12:14 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

[SEAL] /s/ HARRIET SMITH WINDSOR

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HARRIET SMITH WINDSOR, Secretary of State

AUTHENTICATION: 1249342

DATE: 07-18-01